FOR IMMEDIATE RELEASE

Zipcar Announces Slate of Directors Including Addition of American Express Vice Chairman Ed Gilligan

Three Class 1 Directors Nominated for Election at 2012 Annual Meeting of Stockholders

Cambridge, Mass. – March 15, 2012 – Zipcar, Inc. (Nasdaq: ZIP), the world’s leading car sharing network, today announced the nomination of three Class 1 directors including Ed Gilligan, Vice Chairman of American Express Company, to its board of directors. Mr. Gilligan has been nominated for election at Zipcar’s Annual Meeting of Stockholders to be held on May 31, 2012, along with Zipcar Chairman and CEO Scott Griffith and long-time board member Bob Kagle. Mr. Gilligan is expected to replace Jill Preotle, who has served as a member of the Zipcar board since December 2002 and has elected not to stand for re-election at this year’s annual meeting.

In his role as vice chairman of American Express, Mr. Gilligan is responsible for the company’s global consumer, small business services, merchant services and network services groups, and has led numerous M&A efforts for American Express. He has also been extremely active in the digital transformation of the company, focusing on a growth strategy to position American Express as a leader in digital commerce.

“Ed’s experience in global expansion, member-based product and service offerings and digital commerce will be a tremendous asset as we continue to deepen our level of member engagement and seek to grow our footprint internationally,” said Zipcar Chairman and CEO, Scott Griffith. “I would like to thank Jill for her 10 years of service on Zipcar’s board of directors. Her leadership and support, along with her extensive knowledge of our business and the industry, have been instrumental in helping Zipcar to get where we are today.”

About Zipcar

Zipcar is the world's leading car-sharing network with approximately 673,000 members and 8,900 vehicles in urban areas and college campuses throughout the United States, Canada and the United Kingdom. Zipcar offers more than 30 makes and models of self-service vehicles by the hour or day to residents and businesses looking for an alternative to the high costs and hassles of owning a car. More information is available at www.zipcar.com. Photos and b-roll footage are available for media purposes at www.zipcar.mediaroom.com.

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Contacts: Colleen McCormick Zipcar – Public Relations

(617) 336-4342 cmccormick@zipcar.com

Jonathan Schaffer Zipcar – Investor Relations (212) 871-3953 ir@zipcar.com